Exhibit 10.33

AMENDMENT dated as of March 1, 2010, to Addendum ("Addendum") dated January 1, 2009, to Employment Agreement between National Automation Services, Inc. (the "Company, NAS and Subsidiaries, we, or us") and Jeremy W. Briggs ("Employee").

W I T N E S S E T H:

WHEREAS, the parties wish to revise the terms and conditions of the termination provisions set forth in Section 9(d) of the Addendum;

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto agree with each other as follows:

1.

Amendment.  The Addendum hereby is amended by deleting therefrom in its entirety the current provisions of Section 9(d) thereof, entitled "Without Good Cause", and substituting in the place thereof the following:

"Without Good Cause. At any time after the commencement of employment, Employee may, without cause, terminate this Agreement and Employee's employment, effective thirty (30) days after written notice is provided to the Company. Employee may only be terminated without Good Cause by the Company during the Term hereof if such termination is approved by a 100% of the members of the Board of Directors (“All Board of Director Members”) of the Company and provided that the Employee receives at least one (1) month written notice. Should Employee terminate with Good Reason or in the event that Employee is terminated without Good Cause during the Term, Employee shall receive from the Company for a period of one year after the effective date of such termination his base salary at the rate in effect as of the effective date of such termination, to be paid in regular installments in accordance with the Company’s prevailing payroll practice.  Further, if Employee is terminated without Good Cause or terminates his employment hereunder with Good Reason, (a) the Employee shall be entitled to receive a prorated portion of any discretionary incentive compensation to which the Employee would have been entitled to for the term during which the termination occurred had the Employee not been terminated, (b) the Employee shall be entitled to receive all other unpaid benefits due and owing through Employee's last day of employment. If Employee resigns or otherwise terminates his employment without Good Reason, rather than the Company terminating his employment pursuant to this Section 9(d), Employee shall receive no severance compensation.  For purposes of this Agreement "Good Reason" shall mean: The assignment to employee, without his express written consent, of any duties grossly inconsistent with his positions, duties, responsibilities and status with NAS, or any removal of him from or any failure to re-elect him to any of such positions, except because of the termination of his employment.

2.

Effectiveness.  Except as amended hereby, the Addendum shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have affixed their signatures as of the day and year first above written.

NATIONAL AUTOMATION SERVICES, INC.

By: /s/ Robert Chance

March 1, 2010

      Robert Chance, CEO

Date

/s/ Jeremy W. Briggs

March 1, 2010

     Jeremy W. Briggs

Date